                                                                  Execution Copy

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                              METALDYNE CORPORATION

                  We, Timothy D. Leuliette, President, and R. Jeffrey Pollock,
Secretary, of Metaldyne Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), certify that pursuant to the authority contained in Article 4B of the Company's Amended and Restated
Certificate of Incorporation, and in accordance with the provisions of Section
151 of the General Corporation Law of the State of Delaware, the Board of
Directors of the Company has adopted, on June 13, 2001, the following resolution creating a new series of preferred stock of the Company, designated as Series B
Preferred Stock:

                  RESOLVED, by the Board of Directors of Metaldyne Corporation,
a Delaware corporation (the "Company"), that pursuant to Article 4B of the
Amended and Restated Certificate of Incorporation of the Company, there be, and hereby is, established a new series of preferred stock of the Company, consisting of One Hundred Eighty Four Thousand One Hundred and Fifty Three
(184,153) shares, par value $1.00 per share, designated "Series B Preferred
Stock" and having the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions on such preferences and/or rights as set forth as follows:

                  (1)DESIGNATION. One Hundred Eighty Four Thousand One Hundred
         and Fifty Three (184,153) shares of preferred stock, par value one dollar ($1.00) per share, shall be designated "Series B Preferred
         Stock." The Series B Preferred Stock shall have the following rights, terms and privileges set forth in subsections (2) through (10) below.

                  (2) DIVIDENDS ON PREFERRED STOCK. (a) The holders of the
         Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the funds of the
         Company legally available therefor pursuant to the Delaware General
         Corporation Law (the "Legally Available Funds"), cumulative dividends on each share of Series B Preferred Stock for Each Preferred Stock
         Dividend Period (as hereinafter defined) equal to the Series B
         Liquidation Preference, in effect as of the end of the immediately preceding Preferred Stock Dividend Period, of each such share multiplied by a rate equal to 5.75% (or the equivalent of 11.5% per annum). Dividends, whether or not declared, will accumulate until declared and paid. Dividends for any Preferred Stock Dividend Period will be payable, if declared, on each Dividend Payment Date (as hereinafter defined) with respect to such Preferred Stock Dividend
         Period and any accrued dividends not paid on any Dividend Payment Date will be added to the Series B Liquidation Preference and

         dividends will thereafter accrue on such amount so at to achieve semi-annual compounding. The addition of accrued and unpaid dividends to the Series B Liquidation Preference of a share of Series B Preferred
         Stock on any Dividend Payment Date will constitute payment of such dividends for all purposes. Each such dividend shall be paid to the holders of record of shares of Series B Preferred Stock as they appear on the stock register of the Company on such record date as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof, which date shall be not more than 30 days nor less than 10 days preceding the Dividend Payment Date relating thereto.

                           (b) If dividends are not paid in full or declared on
         the Series B Preferred Stock and any other Parity Stock (as hereinafter defined), all dividends declared upon shares of Series B Preferred
         Stock and any other Parity Stock shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series B
         Preferred Stock and such other Parity Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the share of Series B
         Preferred Stock and such other Parity Stock shall bear to each other;
         provided that no dividends shall be declared on any Parity Stock if the
         Series B Preferred Stock is in arrearage unless the number of Preferred
         Stock Dividend Periods for which the Series B preferred Stock is in arrears does not exceed the number of quarterly periods for which such
         Parity Stock is in arrearage immediately prior to the making of the such pro rata dividends.

                           (c) Dividends payable on the Series B Preferred Stock
         for any period less than a full Preferred Stock Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                           (d) "Preferred Stock Dividend Period" means, with
         respect to the Series B Preferred Stock, the period from January 1 through June 30 and from July 1 through December 31; provided that the first Preferred Stock Dividend Period shall mean the period commencing on June 15, 2001 and ending on December 31, 2001. The last day of any
         Preferred Stock Dividend Period or, if such is not a Business Day, the next succeeding Business Day shall be referred to as a "Dividend
         Payment Date."

                           (e) Business Day" means, with respect to the Series B
         Preferred Stock, any day other than a Saturday, a Sunday or any day on which banking institutions in the State of New York or the New York
         Stock Exchange is closed.

                           (3) REDEMPTION OF SERIES B PREFERRED STOCK.

                           (a) Mandatory Redemption. The Company shall redeem,
         out of Legally Available Funds on June 15, 2013 all then outstanding shares of Series B Preferred Stock at a redemption price of 100% of the then Series B Liquidation

         Preference. Immediately prior to authorizing or making any such redemption with respect to the Series B Preferred Stock, the Company, by resolution of its Board of Directors, shall, to the extent of any
         Legally Available Funds, declare a dividend on the Series B Preferred
         Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends on the Series B Preferred Stock as of such date and, if the Company does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends shall be added to the redemption price. If the Company shall fail to discharge its obligation to redeem all of the outstanding shares of Series B Preferred Stock required to be redeemed pursuant to this subsection(3) (the "Series B
         Mandatory Redemption Obligation"), the Series B Mandatory Redemption
         Obligation shall be discharged as soon as the Company is able to discharge such Series B Mandatory Redemption Obligation and the Voting
         Period set forth in subsection (7) will apply in accordance with its terms, without otherwise affecting the Company's obligations hereunder.

                  (b) Optional Redemption. The Series B Preferred Stock shall be redeemable, in whole or in part, at any time out of Legally Available
         Funds, at the option of the Company by resolution of its Board of
         Directors, at a redemption price of 100% of the then Series B
         Liquidation Preference, upon giving notice as provided in paragraph (c)
         below. Immediately prior to authorizing or making any such redemption with respect to the Series B Preferred Stock, the Company, by resolution of its Board of Directors, shall, to the extent of any
         Legally Available Funds, declare a dividend on the Series B Preferred
         Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends on the Series B Preferred Stock as of such date and, if the Company does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such redemption, any remaining accrued and unpaid dividends shall be added to the redemption price.

                  (c) Notice of Redemption. At least 30 days but not more than
         60 days prior to the date fixed for the redemption of shares of the
         Series B Preferred Stock pursuant to paragraph (a) or (b) above, a written notice shall be mailed to each holder of record (or such holder's authorized representative) of shares of Series B Preferred
         Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the
         Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the redemption date) and calling upon such holder to surrender to the Company of the redemption date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the redemption date each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and

         each surrendered certificate shall be canceled. In case less than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the redemption date (unless default shall be made by the
         Company in payment of the redemption price) all dividends on the shares of Series B Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price thereof (including an amount equal to all accrued and unpaid dividends up to the redemption date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company)
         on the books of the Company and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company prior to the redemption date may deposit the redemption price
         (including an amount equal to all accrued and unpaid dividends up to the redemption date) of the shares of Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company in the Borough of Manhattan, City and State of New York,
         in which case such notice to holders of the Series B Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid dividends up to the redemption date). From and after the making of such deposit, the shares of Series B Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares
         (including all accrued and unpaid dividends up to the redemption date), without interest, upon surrender of the certificates representing the same to the Company at said office of such bank or trust company. Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such Series B Preferred Stock at the end of six months after the redemption date shall be returned by such bank or trust company to the Company, after which the holders of the Series B Preferred Stock shall have no further interest in such moneys, except as unsecured claimants of the Company.

                  (d) Reissuances. Shares of Series B Preferred Stock which have been issued and reacquired by the Company in any manner, including shares purchased or redeemed or exchanged, shall be cancelled and retired and shall not be reissued as shares of Series B Preferred Stock and, following any required filing with the Delaware Secretary of
         State, such shares shall resume the status of authorized but unissued shares of preferred stock.

                  (e) Selection of Shares to Be Redeemed. If less than all of the shares of Series B Preferred Stock are to be redeemed, the Board of
         Directors of the Company shall allocate the total liquidation preference to be redeemed pro rata.

                  (4) CHANGE IN CONTROL. (a) If a Preferred Stock Change in
         Control (as hereinafter defined) shall occur at any time, then each holder of Series B Preferred Stock shall have the right to require that the Company purchase such holder's Series B Preferred Stock, in whole or in part, out of Legally Available Funds at a cash purchase price (a
         "Preferred Stock Change in Control Payment") in an amount equal to 100%
         of the then Series B Liquidation Preference plus accrued and unpaid dividends, if any, to the date of purchase, pursuant to the offer described below (the "Preferred Stock Change in Control Offer") and the
         other procedures set fourth herein.

                  (b) Within the time period specified in subsection (4)(d)
         below, the Company will mail a notice to each holder of Series B
         Preferred Stock with the following information: (i) a Preferred Stock
         Change in Control Offer is being made pursuant to this subsection (4)
         and that all Series B Preferred Stock properly tendered pursuant to such Change in Control Offer will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Preferred Stock
         Change in Control Payment Date"); (iii) any Series B Preferred Stock
         not properly tendered will remain outstanding and continue to accrue dividends; (iv) unless the Company defaults in making the Preferred
         Stock Change in Control Payment, all Series B Preferred Stock accepted for payment pursuant to the Preferred Stock Change in Control Offer will cease to accumulate dividends on the Preferred Stock Change in
         Control Payment Date; (v) holders of Series B Preferred Stock electing to have any shares of Series B Preferred Stock purchased pursuant to a
         Preferred Stock Change in Control Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent for the Series B Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the
         Change in Control Payment Date; (vi) holders of Series B Preferred
         Stock will be entitled to withdraw their tendered shares of Series B
         Preferred Stock and their election to require the Company to purchase such shares, provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of Series B Preferred Stock, the number of shares of Series B
         Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Series B Preferred Stock and his election to have such shares of Series B Preferred Stock purchased; and
         (vii) that holders whose shares of Series B Preferred Stock are being purchased only in part will be issued new shares of Series B Preferred
         Stock equal in number to the unpurchased portion of the shares of
         Series B Preferred Stock surrendered.

                  (c) On the Preferred Stock Change in Control Payment Date, the
         Company shall, to the extent permitted by law, (i) accept for payment all shares of Series B Preferred Stock properly tendered pursuant to the Preferred Stock Change in Control Offer, (ii) deposit with the transfer agent for the Series B Preferred Stock an amount in cash equal to the aggregate Preferred Stock Change in Control Payment in respect of all shares of Series B Preferred Stock so tendered and (iii)
         deliver, or cause to be delivered, to such transfer agent for cancellation the shares of Series B Preferred Stock so accepted. The
         Company shall promptly mail, or cause to be mailed, to each holder of
         Series B Preferred Stock the Preferred Stock Change in Control payment for such Series B Preferred Stock and new shares of Series B Preferred
         Stock equal in aggregate liquidation preference to any unpurchased portion of Series B Preferred Stock surrendered, if any. The Company may act as transfer agent for the Series B Preferred Stock.

                  (d) The Company shall mail the notice referred to in
         subsection (4)(b) above not later than 60 days after learning of a
         Preferred Stock Change in Control specified in clause (e)(1) or (2)
         below or not more than 60 days after an occurrence specified in clause
         (e)(3) or (4) (except to the extent the occurrence referred to in clause (e)(4) would otherwise have occurred under clause (e)(1) or (2)
         below) (such 60th day being the "Preferred Stock Notice Trigger Date").
         Prior to making a Preferred Stock Change in Control Offer, but in any event not later than the Preferred Stock Notice Trigger Date, the
         Company covenants to (i) repay in full all indebtedness under agreements containing change of control puts or defaults (and terminate all commitments thereunder) or offer to repay in full all such indebtedness (and terminate all commitments) and to repay the indebtedness owed to (and terminate the commitments of) each creditor which has accepted such offer, (ii) purchase any shares of Series A
         Preferred Stock tendered pursuant to change of control provisions governing the Series A Preferred Stock, or (iii) obtain the requisite consents in respect of such indebtedness of Series A Preferred Stock to permit the purchase of the Series B Preferred Stock. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Series B Preferred Stock pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall give rise to a Voting Period under subsection (7) below, without otherwise affecting the Company's obligations hereunder.

                  (e) The occurrence of any one or more of the following events will constitute a "Preferred Stock Change in Control":

                  (1) if Heartland Industrial Partners, L.P. and its Affiliates
         (as such term is defined under the Securities Exchange Act of 1934 (the
         "1934 Act"))(collectively "Heartland") (i) cease to directly or indirectly beneficially own 40% or more of the number of shares of common stock of the Company received by them in the merger
         (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events) provided for

         under the Recapitalization Agreement dated as of August 1, 2000 between the Company and Riverside Company LLC (the "Recapitalization
         Agreement") (after taking account of any commitments or agreements in principle existing prior to such merger for Heartland to sell some of its shares of common stock of the Company following such merger) or
         (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of
         Directors of the Company provided that the foregoing subclause (ii)
         will not be operative after any underwritten public offering of common stock of the Company;

                  (2) any person or group within the meaning of Section 13
         (d)(3) of the 1934 Act other than Heartland (an "other entity") shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the 1934 Act, of capital stock representing a majority of the voting power for the election of the Directors of the Company;

                  (3) the Company, directly or indirectly, consolidates or
         merges with any other entity or sells, transfers, licenses or leases its properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction if, immediately following such transaction, no person or group, within the meaning of Section 13(d)(3) of the 1934 Act, other than Heartland, beneficially owns capital stock representing a majority of the voting power for the election of Directors of the Company; and

                  (4) any event constituting a "change of control" in the
         Company's Senior Credit Facilities. As used herein, "Senior Credit
         Facilities" means the Credit Agreement, dated as of November 28, 2000, among The Chase Manhattan Bank, Chase Securities Inc., the Company and
         certain of its subsidiaries and the other lenders and financial institutions party thereto from time to time, as the same may be amended, modified, waived, refinanced or replaced from time to time
         (whether under a new credit agreement or otherwise).

                  (5) QUALIFYING EQUITY. In the event of a Preferred Stock
         Equity Offering Triggering Event (as hereinafter defined), each holder of Series B Preferred Stock shall have the right to require that the
         Company purchase each such holder's Series B Preferred Stock, in whole or in part, out of Legally Available Funds at a cash purchase price (a
         "Preferred Stock Qualifying Equity Payment") in an amount equal to 100%
         of the then Series B Liquidation Preference plus accumulated and unpaid dividends, if any, to the date of purchase, but only to any Preferred
         Stock Excess Proceeds received by the Company from a Preferred Stock
         Equity Offering Triggering Event. As used herein, "Preferred Stock
         Equity Offering Triggering Event" means an underwritten public offering of common stock of the Company for gross proceeds to the Company of
         $200.0 million or more and to the extent that there are net proceeds to the Company in excess of (i) amounts required to finance any proposed or contemplated Acquisition (as hereinafter defined) as determined in good faith by the Board of Directors (such

         determination of the Board of Directors of the Company shall be conclusive), whether or not publicly announced, or refinance, refund or replace any debt or preferred stock incurred, issued or assumed in connection with any Acquisition or to refinance, refund or replace any debt of the Company or any of its subsidiaries, (ii) amounts required to refinance, refund, repay or make any other payments to the administrative agent for the benefit of the lenders under the Senior
         Credit Facilities and (iii) amounts required to be paid to holders of
         Series A Preferred Stock pursuant to its terms (any such excess proceeds are referred to as "Preferred Stock Excess Proceeds"). Once
         Preferred Stock Qualifying Equity Proceeds Offer(s) are made for amounts in aggregate sufficient to repurchase all outstanding shares of
         Series B Preferred Stock, no further Preferred Stock Qualifying Equity
         Proceeds Offer need be made for the Series B Preferred Stock.

                  Within 30 days following any Preferred Stock Equity Offering
         Triggering Event, the Company will mail a notice to each holder of
         Series B Preferred Stock, to the extent of any Preferred Stock Excess
         Proceeds, stating that it will make an offer (the "Preferred Stock
         Qualifying Equity Proceeds Offer") to purchase Preferred Stock with the following information: (i) a Preferred Stock Qualifying Equity Proceeds
         Offer is being made pursuant to this subsection (5), and that all
         Series B Preferred Stock properly tendered pursuant to such Preferred
         Stock Qualifying Equity Proceeds Offer will be accepted for payment on a pro rata basis (or as nearly a pro rata basis as practicable) to the extent of any Preferred Stock Excess Proceeds; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Preferred Stock Qualifying
         Equity Payment Date"); (iii) any Series B Preferred Stock not properly tendered will remain outstanding and continue to accumulate dividends;
         (iv) unless the Company defaults in the payment of the Preferred Stock
         Qualifying Equity Payment, all Series B Preferred Stock accepted for payment pursuant to the Preferred Stock Qualifying Equity Proceeds
         Offer will cease to accumulate dividends on the date of payment in respect of such Preferred Stock Qualifying Equity Proceeds Offer; (v)
         holders of Series B Preferred Stock electing to have any shares of
         Series B Preferred Stock purchased pursuant to a Preferred Stock
         Qualifying Equity Proceeds Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent for the
         Series B Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the
         Preferred Stock Qualifying Equity Payment Date; (vi) holders of Series
         B Preferred Stock will be entitled to withdraw their tendered shares of
         Series B Preferred Stock and their election to require the Company to purchase such shares, provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Series B Preferred Stock, the aggregate
         Liquidation Preference of Series B Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Series B Preferred Stock and his election to have such shares of Series B Preferred Stock purchased; and (vii) that holders whose shares of Series B Preferred Stock are being purchased only in part will be issued new shares of Series B Preferred Stock equal in number to the unpurchased portion of the shares of Series B Preferred
         Stock surrendered, which unpurchased portion must be in whole shares.

                  On the Preferred Stock Qualifying Equity Payment Date, the
         Company shall, to the extent permitted by law, (i) accept for payment all shares of Series B Preferred Stock properly tendered pursuant to the Preferred Stock Qualifying Equity Proceeds Offer on a pro rata basis as practicable) to the extent of any Preferred Stock Excess
         Proceeds, (ii) deposit with the transfer agent for the Series B
         Preferred Stock an amount in cash equal to the aggregate Preferred
         Stock Qualifying Equity Payment in respect of all shares of Series B
         Preferred Stock so tendered and (iii) deliver, or cause to be delivered, to such transfer agent for cancellation the shares of Series
         B Preferred Stock so accepted. The Company shall promptly mail, or cause to be mailed, to each holder of Series B Preferred Stock, the
         Preferred Stock Qualifying Equity Payment for such Series B Preferred
         Stock and new shares of Series B Preferred Stock equal in number to any unpurchased portion of Series B Preferred Stock surrendered, if any.
         The Company may act as transfer agent for the Series B Preferred Stock.

                  (6) PRIORITY OF SERIES B PREFERRED STOCK IN EVENT OF
         LIQUIDATION OR DISSOLUTION. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company and the payment in full of the Series A Preferred Stock and any other capital stock of the Company ranking senior in right of payment as to dividends or liquidation rights in (any such case, "Senior Stock"), the holders of the Series B
         Preferred Stock shall be entitled to receive, out of the remaining net assets of the Company for each share of Series B Preferred Stock, an amount of (1) one hundred dollars ($100.00) plus (2) all amounts added to the Series B Liquidation Preference on any Dividend Payment Date as
         provided in subsection (2) hereof. In addition, holders of Series B
         Preferred Stock will be entitled to an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of the common stock or any other stock of the Company ranking (as to any such distribution) junior to the Series B Preferred Stock. In the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Company, the Company by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the Series B Preferred Stock payable before any distribution is made to any holder of any series of preferred stock or common stock or any other stock of the Company ranking junior to the
         Series B Preferred Stock as to liquidation, dissolution or winding up, in an amount equal to any accrued and unpaid dividends on the Series B
         Preferred Stock as of such date and if the Company does not have sufficient Legally Available Funds to declare and pay all dividends accrued at the time of such liquidation, any remaining accrued and unpaid dividends shall be added to

         the price to be received by the holders of the Series B Preferred Stock for such Series B Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of any Parity Stock shall be insufficient to permit the payment in full to the holders of all such series of Preferred
         Stock of all preferential amounts payable to all such holders, then subject to subsection (2)(b), the entire assets of the Company thus distributable shall be distributed ratably among the holders of all
         Parity Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Except as otherwise provided in this subsection (6), holders of
         Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution, or winding up of the affairs of the Company.

         For the purposes of this subsection (6), neither the voluntary sale, lease conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the
Company, nor the consolidation or merger of the Company with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

         (7) VOTING RIGHTS. (a) The holders of the Series B Preferred Stock shall not, except as required by law or as otherwise set forth herein, have any right or power to vote on any question or in any proceeding or to be represented at, or to received notice of, any meeting of the Company's stockholders. On any matters on which the holders of the Series B Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

         (b) In case at any time (i) the Company shall have failed to make a mandatory redemption of shares of Series B Preferred Stock as set forth in subsection (3) (a), or (ii) the Company shall have failed to comply with the provisions in subsection (4) or (5) in any material respect, then during the period (the "Preferred Stock Voting Period") commencing with such time and ending with the time when (i) the Company shall have redeemed all shares of the
Series B Preferred Stock as set forth in subsection (3) (a), or (ii) the Company shall have purchased any shares of Series B Preferred Stock validly tendered for purchase under the provisions of subsection (4) or (5), in each case as applicable, the remedy for such matters, without otherwise affecting the
Company's obligations, shall be that the number of members of the Board of
Directors shall automatically be increased by one and the holders of a majority of the outstanding shares of Series B Preferred Stock represented in person or by proxy at any meeting of the stockholders of the Company held for the election of directors during the Voting Period shall be entitled as a class to the exclusion of the holders of other classes of series of capital stock of the
Company, to collectively elect one director of the Company to fill the directorship so created. The remaining directors shall be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

         (c) At any time when the voting rights set forth in subsection (7) (b)
with respect to the election of directors shall have vested in the holders of
Series B Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of any holder of record of Series B Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of Series B
Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 25% of the shares of Series B Preferred Stock then outstanding may designate in writing a holder of Series B Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this subsection (7)(c). Any holder of Series B Preferred Stock which would be entitled to vote at such meeting shall have access to the stock ledger books of the Company for the purpose of causing a meeting of the stockholders to be called pursuant to the provisions of this subsection (7)(c). Notwithstanding the other provisions of this subsection (7)(c), however, no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

         (d) At any meeting held for the purpose of electing directors at which the holders of Series B Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least one-third of the then outstanding shares of Series B Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof
(i) the absence of a quorum of the holders of Series B Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Series B Preferred stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, form time to time without notice (except as required by law)
other than announcement at the meeting, until a quorum shall be present.

         (e) Any director who shall have been elected by holders of Series B
Preferred Stock may be removed at any time during a Voting Period, either for or without cause, by and only by the affirmative vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock given at a special meeting of such stockholders called

for such purpose, and any vacancy thereby created may be filled during such
Voting Period by the holders of Series B Preferred Stock present in person or represented by proxy at such meeting. Any director elected by holders of Series
B Preferred Stock who dies, resigns or otherwise ceases to be a director shall be replaced by the affirmative vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock at a special meeting of stockholders called for that purpose. At the end of the Voting Period, the holders of Series B Preferred Stock shall be automatically divested of all voting power vested in them under this subsection 7(e) but subject always to the subsequent vesting hereunder of voting power in the holders of Series B
Preferred Stock if any subsequent event would again trigger a new Voting Period under subsection 7(b). The term of all directors elected pursuant to the provisions of this subsection 7(e) shall in all events expire at the end of the
Voting Period and upon such expiration the number of directors constituting the
Board of Directors shall, without further action, be reduced by one director, subject always to the increase of the number of directors pursuant to subsection
7(b) hereof in case of the future right of the holders of Series B Preferred
Stock to elect directors as provided herein.

         (8)  CONVERSION. The Series B Preferred Stock shall not be convertible.

         (9)  LIMITATIONS. Except as expressly permitted by this subsection (9), the Company shall not and shall not permit any of its subsidiaries to (1) declare, pay or set apart for payment any dividend or make any distribution on, or directly or indirectly purchase, redeem or discharge any redemption, sinking fund or other similar obligation in respect of any other stock of the Company ranking on a parity with the Series B Preferred Stock as to dividends or liquidation rights (collectively, "Parity Stock"), or in respect of any warrants, rights or options exercisable for or convertible into any such Parity Stock or (2) declare, pay or set apart for payment any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of any stock of the Company ranking junior to the Series B Preferred
              Stock as to dividends or liquidation rights (collectively, "Junior
              Stock"), or in respect of any warrants, rights or options
              exercisable for or convertible into any Junior Stock; provided, however, that (1) with respect to dividends and distributions, payments may be made or amounts set aside for payment of dividends on Parity Stock if either (x) it is made in accordance with subsection (2)(b) hereof or (y) prior to or concurrently with such payment or setting apart for payment, all accrued and unpaid dividends on shares of the Series B Preferred Stock not paid on the dates provided for in subsection (2) hereof shall have been or shall be paid and no Voting Period shall be in effect; (2) with respect to any purchase, redemption or retirement of Parity Stock, shares of Series B Preferred Stock shall be redeemed so that the number of shares of Series B Preferred Stock and Parity Stock so purchased or redeemed shall bear to each other the same ratio that the Series B Liquidation Preference and the liquidation preference of such Parity Stock shall bear to each other; (3) dividends and distributions may be made or set aside for

              payment in respect of any Junior Stock if the Company is not in arrears in the payment of dividends with respect to Series B
              Preferred stock and no Voting Period is in effect with respect to the Series B Preferred Stock. In addition, notwithstanding the foregoing, the Company will be permitted to (1) pay dividends and distributions in respect of capital stock in the form of Junior
              Stock and dividends and distributions in respect of Parity Stock in the form of Parity Stock; (2) pay dividends or make other distributions in respect of any capital stock if at the time of declaration of such dividend or distribution the Company could have made such payment in compliance with this subsection (9); (3)
              exchange or replace Junior Stock with other Junior Stock or Parity
              Stock with Parity Stock or Junior Stock; (4) make payments to redeem, repurchase or acquire for value Junior Stock or Parity
              Stock or options in respect thereof, in each case in connection with any repurchase, cash settlement, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate employees, including in respect of restricted stock awards, as contemplated by the Recapitalization Agreement; and (5) redeem, purchase or acquire Junior Stock upon a change in control or an equity issuance following or at the time of satisfaction or waiver of the provisions contained in subsection (4) or (5) and in any indebtedness of the surviving company to such change of control.

                  (a) So long as any shares of the Series B Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, except as otherwise provided in the Company's Amended and Restated
              Certificate of Incorporation, the Company shall not amend its
              Amended and Restated Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of the Series B Preferred
              Stock if such amendment would amend any of the rights,
              preferences, privileges of or limitations provided for herein for the benefit of any share of Series B Preferred Stock so as to affect such holders adversely. Without limiting the generality of the preceding sentence, the Company will not amend its Amended and
              Restated Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of
              Series B Preferred Stock if such amendment would:

                           (i) change the relative seniority rights of the
              holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the
              Company;

                           (ii) reduce the amount payable to the holders of
              Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preference of the holders of Series B Preferred Stock to the rights upon

              liquidation of the holders of other capital stock of the Company, or change the dividend or redemption rights of the holders of
              Series B Preferred Stock;

                           (iii) cancel or modify the rights of the holders of
              the Series B Preferred Stock provided for in this subsection (9)
              or in subsection (3) through (7);

                           (iv) increase or decrease (other than by redemption
              or purchase and any subsequent filing in connection therewith) the authorized number of shares of Series B Preferred Stock; or

                           (v) subject to the following paragraph, allow for the
              issuance of Senior Stock.

              Notwithstanding the foregoing provisions, the designation or authorization of any Senior Stock shall be permitted without a separate class vote of the Series B Preferred Stock for the authorization of such equity security, if such equity security is issued in connection with an investment by the Company or any Subsidiary of the Company in (1) any other person pursuant to which such person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or (2) the assets of any person which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person acquired outside of the ordinary course of business (either of subclauses (1)
and (2), an "Acquisition").

              (b) So long as any shares if the Series B Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of a majority of all of the outstanding shares of Series B Preferred Stock (given in person or by proxy, either by written consent pursuant to the Delaware General Corporation
Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Series B Preferred
Stock voting as a class and with each share of Series B Preferred Stock having one vote) shall be required prior to the sale, lease or conveyance of all or substantially all of the Company's assets or the merger or consolidation of the
Company with or into any other entity if as a result of such transaction the
Series B Preferred Stock would be cashed out at the closing of any such transaction for less than 100% of its Series B Liquidation Preference plus any accrued and unpaid dividends, or as a result of which the Series B Preferred
Stock would continue in existence (either as stock in the Company or in the surviving company in a merger or in any parent company of the Company or such surviving corporation) but with an adverse alteration in its specified designations, rights, preferences or privileges.

              (c) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of Series B
Preferred Stock (i) in connection with any increase in the total number of authorized shares of common stock,

or (ii) in connection with the authorization or increase of any class or series of Junior Stock or Parity Stock.

              The limitations stated above shall not apply if, at or prior to the time when the distribution, payment, purchase, redemption, discharge, conversion, exchange, amendment, alteration, repeal, issuance, sale, lease, conveyance, merger or consolidation is to occur, as the case may be, provision is made for the redemption or reacquisition of all shares of Series B Preferred
Stock at the time outstanding. Nothing herein contained shall in any way limit the right and power, subject to the limitations set forth herein, of the Company to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

              (10) RANKING OF PREFERRED STOCK. With regard to rights to receive dividends, mandatory redemption payments and distributions upon liquidation, dissolution or winding up of the Company, the Series B Preferred Stock shall rank (i) junior to all Series A Preferred Stock outstanding at the time of issuance of the Series B Preferred Stock, and (ii) prior to all other capital stock of the Company outstanding at the time of issuance of the Series B
Preferred Stock. As contemplated by subsection (9), the Series B Preferred Stock shall be subject to creation of Junior and Parity Stock and, pursuant to the voting requirements of subsection (9), Senior Stock.

              IN WITNESS WHEREOF, Metaldyne Corporation has caused this
Certificate of Designations to be signed by its duly authorized officers on this
21st day of June, 2001.

                                            /s/ Timothy D. Leuliette
                                            ------------------------------------
                                            Name:  Timothy D. Leuliette
                                            Title: President

                                            /s/ R. Jeffrey Pollock
                                            ------------------------------------
                                            Name:  R. Jeffrey Pollock
                                            Title: Secretary